FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
973-461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® RECEIVES NYSE LISTING EXTENSION
ROSELAND, N.J. (April 3, 2006) — BISYS, a leading provider of outsourcing solutions for the financial services sector, today announced that that it has received an extension for continued listing and trading on the New York Stock Exchange for six months, through September 30, 2006. The extension will allow BISYS to complete and file its Annual Report on Form 10-K for the year ended June 30, 2005 with the Securities and Exchange Commission. The extension is subject to review by the NYSE on an ongoing basis.
BISYS expects to complete and file its Annual Report on Form 10-K for 2005 with the SEC within the next few weeks. In the event that BISYS does not file its Annual Report on Form 10-K for 2005 with the SEC by September 30, 2006, the NYSE will move forward with the initiation of suspension procedures.
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About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS’ business, including, without limitation, the ongoing government investigations and litigations involving the company. More detailed information about risk factors that could cause actual results to differ materially are noted in BISYS’ periodic filings with the Securities and Exchange Commission. These documents can be accessed on BISYS’ website at www.bisys.com under the “Investor Relations” tab. As a reminder, the financial statements contained in BISYS’ prior SEC filings are being restated and should not be relied upon. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.
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